     As filed with the Securities and Exchange Commission on August 9, 2000
                                                      Registration No. 333-_____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------
                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                             -----------------------
                              PAPER WAREHOUSE, INC.
             (Exact name of registrant as specified in its charter)

              MINNESOTA                                 41-1612534
    (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                  Identification No.)

           7630 EXCELSIOR BOULEVARD
            MINNEAPOLIS, MINNESOTA                        55426
   (Address of Principal Executive Offices)            (Zip Code)
                             -----------------------
                              PAPER WAREHOUSE, INC.
                              AMENDED AND RESTATED
                        1998 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                             -----------------------

                                YALE T. DOLGINOW
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              PAPER WAREHOUSE, INC.
                            7630 EXCELSIOR BOULEVARD
                              MINNEAPOLIS, MN 55426
                                 (952) 936-1000

                      (Name, address and telephone number,
                   including area code, of agent for service)

                              --------------------

                         CALCULATION OF REGISTRATION FEE


 ===================================================================================================================

                                                                                 PROPOSED
  TITLE OF SECURITIES TO      AMOUNT TO BE          PROPOSED MAXIMUM              MAXIMUM              AMOUNT OF
       BE REGISTERED         REGISTERED (1)    OFFERING PRICE PER UNIT (2)       AGGREGATE           REGISTRATION
                                                                              OFFERING PRICE             FEE
 -------------------------------------------------------------------------------------------------------------------
 Common  Stock,  $.01
 par value per share             9,246                  $ 1.30                     $12,020               $3.17
 ===================================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and sold as a result of anti-dilution provisions described in the Amended and Restated 1998 Employee Stock Purchase Plan.

(2) Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, on the basis of the average between the high and low reported sales prices of the Registrant's common stock on January 31, 2000 as reported by the Nasdaq National Market.

                                EXPLANATORY NOTE

         This registration statement was prepared in accordance with Form S-8 and Part I of Form S-3, and is registering 9,246 shares of common stock which have been issued under our Amended and Restated 1998 Employee Stock Purchase Plan. In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this registration statement. Pursuant to General Instruction C to Form S-8, this reoffer prospectus may be used for reofferings and resales of shares of our common stock acquired by employees, former employees and some transferees of these employees.

         Upon your written or oral request to us, we will provide you, at no charge, a copy of each document we incorporate by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), the other documents required to be delivered to eligible employees under Rule 428(b) under the Securities Act, and additional information about the Plan. Any and all requests should be directed to our executive offices located at 7630 Excelsior Boulevard, Minneapolis, Minnesota 55426, telephone number (952) 936-1000, Attention: Chief Financial Officer.

RESALE PROSPECTUS

                                     [LOGO]





                                   9,246 SHARES

                                  COMMON STOCK

                             -----------------------



     - This reoffer prospectus relates to the reoffer and resale of 9,246 shares of our common stock which may be sold from time to time by the selling shareholders, as provided on page 11 of this reoffer prospectus.

     - These shares were issued under our Amended and Restated 1998 Employee Stock Purchase Plan.

     - We will not receive any proceeds from any sale of the shares offered by this prospectus. The prices at which these selling shareholders may sell their shares will be determined by the prevailing market price for our common stock or in negotiated transactions.

     - Our common stock is currently quoted on the Nasdaq SmallCap Market under the symbol "PWHS."

     - On August 4, 2000, the closing price of a share of our common stock on the Nasdaq SmallCap Market was $xxx.



-----------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" STARTING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------



             THE DATE OF THIS REOFFER PROSPECTUS IS AUGUST 9, 2000.

                                TABLE OF CONTENTS


                                                                                                   Page No.
                                                                                                   --------

Where You Can Find More Information ....................................................................2

Incorporation of Documents by Reference.................................................................2

Paper Warehouse.........................................................................................3

Risk Factors............................................................................................4

Cautionary Statement About Forward-Looking Statements...................................................10

Use of Proceeds.........................................................................................11

Selling Shareholders....................................................................................11

Plan of Distribution....................................................................................12

Legal Matters...........................................................................................14

Experts.................................................................................................14

Disclosure of SEC Position on Indemnification for Securities Act Liabilities............................14

                         ------------------------------


         You should rely only on the information contained or incorporated by reference in this reoffer prospectus. We have not authorized anyone to provide you with any information different from that contained in this reoffer prospectus. Neither the delivery of this reoffer prospectus nor the sale of common stock means that the information contained in this reoffer prospectus is correct after the date of this reoffer prospectus. The selling shareholders are offering to sell and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. This reoffer prospectus is not an offer to sell or a solicitation of an offer to buy shares of our common stock in any circumstances under which the offer or solicitation is unlawful.

         IN THIS PROSPECTUS, "PAPER WAREHOUSE," "THE COMPANY," "WE," "US" AND "OUR" REFER TO PAPER WAREHOUSE, INC. AND OUR SUBSIDIARIES, UNLESS THE CONTEXT SPECIFICALLY INDICATES OTHERWISE.

         PAPER WAREHOUSE-Registered Trademark- PARTY UNIVERSE-Registered Trademark- AND PARTYSMART-Registered Trademark- ARE REGISTERED TRADEMARKS OF OURS.

         OUR FISCAL YEAR ENDS ON THE FRIDAY CLOSEST TO JANUARY 31ST.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other documents with the SEC. The Exchange Act file number for our SEC filings is 0-23389. Our SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Rooms located at:

Judiciary Plaza             Citicorp Center             7 World Trade Center
450 Fifth Street, N.W.      500 West Madison Street     Suite 1300
Washington, D.C. 20549      Chicago, Illinois 60621     New York, New York 10048


         Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

         We have filed with the SEC a registration statement on Form S-8 with respect to the securities offered by this reoffer prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. You may refer to the registration statement, its exhibits and schedules for further information with respect to Paper Warehouse and the securities offered by this reoffer prospectus. You may obtain copies of the registration statement, its exhibits and schedule in the above captioned locations.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" into this reoffer prospectus the information contained in the documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this reoffer prospectus, and later information that we file with the SEC will update and supersede this information. We are incorporating by reference the following documents:

         - our Annual Report on Form 10-K for the fiscal year ended January 28, 2000, including the portions incorporated by reference from our proxy statement in connection with our 2000 annual meeting of shareholders;

         - all other reports filed under Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by our Annual Report on Form 10-K, including our Quarterly Report on Form 10-Q for the quarter ended April 28, 2000; and

         - the description of our common stock contained in our Registration Statement on Form 8-A, including any subsequent amendments or reports filed for the purpose of updating such description.

         We are also incorporating by reference the information contained in our future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this reoffer prospectus and before the termination of the offering covered by this reoffer prospectus. This information will be considered a part of this reoffer prospectus from the date the document is filed and will supplement or amend the information contained in this reoffer prospectus.

         You may request a copy of these filings, at no cost, by writing to 7630 Excelsior Boulevard, Minneapolis, Minnesota 55426, Attention: Chief Financial Officer or by telephone at (952) 936-1000.

                                 PAPER WAREHOUSE

         Paper Warehouse is a growing chain of retail stores specializing in party supplies and paper goods. As of July 28, 2000, we had 146 stores, including 99 company-owned stores and 47 franchise stores. These stores are conveniently located in major retail trade areas to provide customers with easy access. We operate these stores under the names PAPER WAREHOUSE and PARTY UNIVERSE and operate a web site under the name PARTYSMART.COM. Our eight principal markets are:

   -    Minneapolis/St. Paul, MN    -    Kansas City, MO and KS   -  Denver, CO
   -    Oklahoma City/Tulsa, OK     -    Des Moines, IA           -  Seattle, WA
   -    Tucson, AZ                  -    Omaha, NE


         We offer an extensive selection of party supplies and paper goods, at everyday low prices, for a wide variety of celebratory occasions, everyday uses and seasonal events, including:


            CELEBRATORY OCCASIONS AND EVERYDAY USES                                  SEASONAL EVENTS
        -     birthdays
        -     weddings                                      -    Valentine's Day       -     Halloween
        -     baby showers                                  -    Easter                -     Christmas
        -     graduations                                   -    Fourth of July        -     Hanukkah
        -     other family and religious celebrations       -    Thanksgiving          -     New Year's


         Through our 8,500 square foot superstore prototype, we offer a comprehensive selection of over 19,000 different products, offering customers the convenience of one-stop shopping for all of their party supplies and paper goods needs. Our merchandise is organized by party themes. The prominent signage, wide aisles, knowledgeable staff and depth of product offerings allow customers to coordinate various merchandise offerings for all party occasions. We believe that our extensive product selection and high in-stock positions stimulate customers to purchase additional products.

         The first Paper Warehouse store opened in Minneapolis, Minnesota in 1983. We purchased the business, consisting of three stores located in the Minneapolis/St. Paul metropolitan area in 1986, and incorporated it in Minnesota in 1987.

         Our principal executive offices are located at 7630 Excelsior Boulevard, Minneapolis, Minnesota 55426. Our telephone number is (952) 936-1000. Our web site address is WWW.PAPERWAREHOUSE.COM. Our web site and the information contained on that site, or connected to that site, are not incorporated into and do not constitute a part of this reoffer prospectus.

         For additional information about our company, our business, our financial condition and information about our executive officers and directors, we urge you to read our 1999 Annual Report on Form 10-K.

                                  RISK FACTORS

         THE SHARES OF OUR COMMON STOCK BEING OFFERED FOR RESALE BY THE SELLING SHAREHOLDERS ARE HIGHLY SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE SUM INVESTED IN THE COMMON STOCK. IN ADDITION TO OTHER MATTERS IDENTIFIED OR DESCRIBED BY US FROM TIME TO TIME IN FILINGS WITH THE SEC, THERE ARE SEVERAL IMPORTANT FACTORS THAT COULD CAUSE OUR FUTURE RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR TRENDS, RESULTS ANTICIPATED OR PLANNED BY US, OR RESULTS THAT ARE REFLECTED FROM TIME TO TIME IN ANY FORWARD-LOOKING STATEMENT THAT MAY BE MADE BY US OR ON OUR BEHALF. BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS RELATING TO OUR BUSINESS AND PROSPECTS. IF THE FOLLOWING RISKS ACTUALLY OCCUR, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO OUR BUSINESS

         WE HAVE EXPERIENCED LOSSES AND MAY NOT BE PROFITABLE.

         We incurred a net loss of approximately $985,000 for the fiscal quarter ended April 28, 2000. We incurred a net loss of $4.4 million for fiscal 1999, a net loss of $521,000 for fiscal 1998 and a pro forma net loss of $207,000 for fiscal 1997. Excluding the first quarter loss in fiscal 2000 which was due to the seasonality of the business and the $4.0 million pre-tax repositioning charge recorded in fiscal 1999, we attribute these losses principally to:

         - an immature store basis stemming from the opening of 27 company-owned stores during fiscal 1998, 10 of which were franchise stores that were purchased, and 8 stores during fiscal 1999;

         - increases in competition among party supplies and paper goods retailers in our geographic markets;

         - increases in store labor expenses due to the rise in the average hourly wage rates and the additional staff needed to support our growth;

         - increases in general and administrative expenses necessary to support our store base and to continue to build our infrastructure;

         - increases in interest expense related to our fiscal 1999 issuance of $4.0 million convertible subordinated debt in addition to the amortization of deferred financing costs related to fiscal 1999 financing activities;

         - operational and start-up costs of our e-commerce business of approximately $1.4 million, excluding the impairment charge;

         - increases in the amortization expense related to goodwill from our purchases of franchise stores; and

         - expenses associated with a canceled acquisition and repayment of debt in fiscal 1997.

         We cannot assure you that we will generate sufficient revenues, or control operating expenses, to achieve or sustain profitability in future years. If we are unable to achieve profitability in the near future, we may not be able to realize our deferred tax assets of approximately $3.4 million at January 28, 2000, and we may be required to reserve for a portion of, or write off, these assets.

         WE MAY NOT HAVE SUFFICIENT OPERATING CAPITAL AVAILABLE TO OPERATE OUR BUSINESS.

         As a result of the continuing liquidity needs of our business and borrowing limits and the possibility of continuing operating losses in our business, it is possible that we may not have available to us adequate liquidity to meet all of the operating cash needs of our business.

         WE MAY NOT BE ABLE TO PROFITABLY GROW OUR BUSINESS.

         In order to profitably grow our business we need to increase sales in our existing markets and open stores in new markets. Opening additional company-owned stores in existing markets could reduce sales from our stores located in or near those markets and stores opened in new markets may not be profitable. In addition, the opening of additional stores could put additional strain on our existing store base to leverage the new stores' fixed cost structure.

         WE MAY NOT BE ABLE TO EFFECTIVELY EXECUTE OUR LONG-TERM GROWTH
STRATEGY.

         Our long-term growth strategy requires effective planning and management. Once a new geographic market is identified, we must obtain suitable store sites on acceptable terms. Also, the competitive and merchandising challenges we face in new geographic markets may be different from the challenges we face in our existing geographic markets. We may have to adapt to regional tastes and customs and compete against established and familiar local businesses with innovative or unique techniques for marketing party supplies and paper goods. Entering new markets may also place significant demands on our management, financial controls, operations and information systems. This may cause us to incur higher costs relating to marketing and operations. Expansion will require an increase in our personnel, particularly store managers and sales associates, to operate our new stores.

         OUR PLANS TO REMODEL AND RELOCATE STORES MAY REDUCE PROFITABILITY.

         During fiscal 2000, we plan to remodel and relocate several stores. Through July 28, 2000 we remodeled 2 stores and relocated 3 existing stores. This plan is subject to several risks, including:

         -    the loss of sales during the remodeling or relocation period;

         -    cost overruns of the remodeling or relocation; and

         - failure to achieve increased sales after the remodeling or relocation.

         We remodel our stores periodically to maintain a fresh look for the customer, standardize store layout and fixtures, and improve merchandise presentation. Remodeling may be as simple as repainting or creating new signage to as extensive as conducting a total makeover. We relocate a store when it is too small and there is no room to expand at the existing location or when a store is not performing in its present location and a better location is available.

         WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND SUPPORT OUR LONG-TERM GROWTH STRATEGY.

         We believe that the combination of the cash flow from operations and available borrowing capacity under our $15.0 million, multi-year revolving credit facility, will be adequate to handle our cash requirements through fiscal 2000. We may, however, need to raise additional capital in the future to fund our operations and support our long-term growth. Financial difficulties of our competitors and our recent losses may affect our ability to obtain financing. In addition, additional financing may not be available, or may not be available on favorable terms. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products and services, implement our long-term growth strategy, take advantage of future opportunities or respond in a timely manner to competitive pressures.

         OUR ANNUAL RESULTS ARE DEPENDENT ON SECOND AND FOURTH QUARTERS.

         We generate a significant portion of our operating income in our second and fourth fiscal quarters because of the seasonality of our revenues and promotional expenses. Any factor that negatively affects our revenues or increases our operating expenses during the second and fourth fiscal quarters could negatively affect our annual results of operations. As a result of the seasonality of our revenues, we incurred a loss in the first quarter of fiscal 2000 and expect to incur a net loss for the first quarter of each fiscal year in the foreseeable future. Although we typically realize strong sales during the third quarter, due to increased promotional activities, we have historically experienced reduced operating income for this quarter.

         COMPETITION MAY REDUCE OUR REVENUES AND OPERATING INCOME.

         Increased competition by existing or future competitors may reduce our sales and cause us to incur a loss. As a result of competition from other specialty party supplies and paper goods retailers, we have experienced reduced sales growth in our existing stores and incurred additional marketing and promotional expenses. Our stores compete with a variety of smaller and larger retailers, including:

         - specialty party supplies and paper goods retailers, including other party superstores;

         -    card shops and designated departments in mass merchandisers;

         -    discount retailers;

         -    toy stores;

         -    drug stores;

         -    supermarkets;

         -    department stores; and

         -    other Internet retailers.

         Many of our competitors have substantially greater financial and personnel resources than we do. Some of our competitors have been, or may be, funded by certain members of the vendor community. We may also encounter additional competition from new entrants in the future in our existing markets.

         OUR BUSINESS DEPENDS ON CONTINUED GOOD RELATIONS WITH OUR SUPPLIERS.

         Our failure to maintain good relationships with our principal suppliers or the loss of our principal suppliers would hurt our business. In fiscal 1999, our largest supplier accounted for approximately 17% of our purchases and our five largest suppliers represented approximately 51% of our purchases. Many of our principal suppliers currently provide us with incentives like volume purchasing allowances and trade discounts. If our suppliers were to reduce or discontinue these incentives, prices from our suppliers would increase and our profitability would be reduced. We do not have long-term contracts with any of our suppliers, and any supplier could discontinue selling to us at any time.

         WE NEED TO ATTRACT AND RETAIN QUALITY EMPLOYEES.

         Our success depends on attracting and retaining a large and growing number of quality employees, including key employees. Many of our employees are in entry level or part-time positions with historically high rates of turnover. Our ability to meet our labor needs while controlling costs is subject to external factors, such as unemployment levels, minimum wage legislation and changing demographics.

         A FAILURE IN EXECUTING OUR FRANCHISE PROGRAM MAY REDUCE OUR PROFITABILITY.

         Our continued growth and success depends in part upon our ability to attract, contract with and retain qualified franchisees. It also depends upon the ability of those franchisees to operate their stores successfully and promote and develop the Paper Warehouse store concept. Through July 28, 2000 one new franchise store has opened. For the remainder of fiscal 2000, we plan to establish approximately xxx new franchise stores. Although we have established criteria to evaluate prospective franchisees, and our franchise agreements include certain operating standards, each franchisee operates his/her store independently. Various laws limit our ability to influence the day-to-day operations of our franchise stores. We cannot assure you that franchisees will be able to operate Paper Warehouse stores successfully and in a manner consistent with our concepts and standards. As a result, our franchisees may operate their stores in a manner that reduces the gross revenues of these stores, and therefore reduces our franchise revenues.

         Paper Warehouse, as a franchisor, is subject to both regulation by the Federal Trade Commission and state laws regulating the offer and sale of franchises. These regulations limit our ability to terminate or refuse to renew franchises. Our franchisees are also subject to labor laws, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Our failure to obtain or maintain approvals to sell franchises, or a franchisee's violation of any labor law, could cause us to lose or reduce our franchise revenues.

         A CHANGE IN CONSUMER PREFERENCES COULD NEGATIVELY AFFECT OUR BUSINESS.

         If consumer demand for single-use, disposable party goods were to diminish, the party supplies and paper goods industry and our revenues would be negatively affected. For example, if cost increases in raw materials such as paper, plastic, cardboard or petroleum were to cause our prices to increase significantly, consumers might decide to forgo the convenience associated with single-use, disposable products and use standard dinnerware and flatware. Similarly, changes in consumer preferences away from disposable products and in favor of reusable products for environmental or other reasons could reduce the demand for our products.

         REGIONAL RISKS MAY AFFECT OUR BUSINESS.

         Because our operations are located principally in eight metropolitan areas, we are subject to certain regional risks, such as the economy, weather conditions, natural disasters and government regulations. If any region in which we operate stores were to suffer an economic downturn or other adverse regional risks were to occur, our sales and profitability could decline and our ability to implement our growth strategy would be hindered.

         OUR INTERNET STRATEGY IS NOT LIKELY TO BE PROFITABLE.

         Although we have scaled-back the extent of, and minimized our financial exposure to, our e-commerce venture, operation of the web site still requires management's ongoing attention and the dedication of our merchandising, accounting and information systems departments. In addition, although we have made attempts to minimize the financial impact of the web store, there are still incremental costs to operate the site. Our web site is not likely to generate any profits and we are not likely to recapture the money invested in our Internet strategy.

         OUR FORMER STATUS AS AN S-CORPORATION COULD EXPOSE US TO LIABILITY.

         From February 1993 to November 1997, we were treated as an S-corporation under the Internal Revenue Code. In connection with the completion of our initial public offering, we converted to a C-corporation. If the IRS or any state taxing authority were to challenge our prior S-corporation status, we could be liable to pay corporate taxes on our income, at the effective corporate tax rate, for all or a part of the period we were an S-corporation, plus interest and possibly penalties.

         WE NEED TO ANTICIPATE AND RESPOND TO MERCHANDISING TRENDS.

         Our success depends in part on our ability to anticipate and respond in a timely manner to changing merchandise trends and consumer demands. We make merchandising decisions well in advance of the seasons during which we will sell the merchandise. As a result, if we fail to identify and respond quickly to emerging trends, consumer acceptance of the merchandise in our stores could diminish and we may experience a reduction in revenues. We sell certain licensed products that are in great demand for short time periods, making it difficult to project our inventory needs for these products. Significantly greater or less-than-projected product demand, particularly for our juvenile licensed products, could lead to one or more of the following:

         -    lost sales due to insufficient inventory;

         -    higher carrying costs associated with slower turning inventory;
              and

         - reduced or eliminated margins due to mark downs on excess inventory.

         OUR INDEBTEDNESS COULD NEGATIVELY AFFECT OUR FINANCIAL POSITION.

         As of April 28, 2000, we had approximately $16.0 million of borrowings outstanding, which includes amounts outstanding under our revolving line of credit, capital leases, our mortgage and our subordinated debt. We may incur additional indebtedness, and realize increased interest expense, in the future. Our level of indebtedness could:

         -    impair our ability to obtain additional financing;

         - cause a substantial portion of our cash flow from operations to be spent on principal and interest payments;

         -    affect our ability to fund our operations;

         - make us more vulnerable to industry downturns and competitive pressures;

         - prevent us from making interest and principal payments on our debt obligations; and

         - prevent us from meeting certain financial tests contained in our debt obligations, which could lead to a default on those obligations.

         OUR COMPANY IS CONTROLLED BY OUR MANAGEMENT.

         As of July 28, 2000, Yale T. Dolginow, our Chairman of the Board, President and Chief Executive Officer, owned or had the right to vote and control the disposition of 41.3% of our outstanding common stock. Accordingly, Yale T. Dolginow may have the ability to elect our directors and determine the outcome of other corporate actions requiring shareholder approval. This control could have the effect of delaying, deferring or preventing a change in control of our company.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus and the documents to which we refer you and incorporate herein by reference contain forward-looking statements regarding our business and prospects, such as projections of future performance, statements of management's plans and objectives, forecasts of market trends, and other matters that are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us.

         Statements containing the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimates," "projects," "believes," "expects," "anticipates," "intends," "target," "goal," "plans," "objective," "should" or similar expressions identify forward-looking statements, which may appear in this prospectus and in documents, reports, filings with the Securities and Exchange Commission, news releases, written or oral presentations made by our officers or other representatives to analysts, shareholders, investors, news organizations and others, and discussions with our management and other company representatives. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

         Our future results, including results related to forward-looking statements, involve a number of risks and uncertainties. No assurance can be given that the results reflected in any forward-looking statements will be achieved. Any forward-looking statements made by us or on our behalf speak only as of the date on which this statement is made. Our forward-looking statements are based upon assumptions that are sometimes based upon estimates, data, communications and other information from suppliers, government agencies and other sources that may be subject to revision. We do not undertake any obligation to update or keep current either any forward-looking statement to reflect events or circumstances arising after the date of such statement, or the important factors that could cause our future results to differ materially from historical results or trends, results anticipated or planned by us, or which are reflected from time to time in any forward-looking statement which may be made by us or on our behalf.

         In addition to other matters identified or described by us from time to time in filings with the SEC, there are several important factors that could cause our future results to differ materially from historical results or trends, results anticipated or planned by us, or results that are reflected from time to time in any forward-looking statement that may be made by us or on our behalf. Some of these important factors we listed under the heading "Risk Factors."

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares that may be sold pursuant to this reoffer prospectus for the respective accounts of the selling shareholders. All of such proceeds, net of brokerage commissions, if any, will be received by the selling shareholders. For more information about our selling shareholders, see "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

         This reoffer prospectus relates to reoffers and resales of 9,246 shares of our common stock issued in the aggregate to our present [and former] employees under our Amended and Restated 1998 Employee Stock Purchase Plan. No estimate can be given as to the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may resell all, some or none of such shares of our common stock from time to time, and because there currently are no agreements, arrangements or understandings with respect to the resale of any of these shares. This reoffer prospectus covers, and may be used by, unnamed non-affiliate selling shareholders who individually hold less than 1,000 shares of common stock issued under the Amended and Restated 1998 Employee Stock Purchase Plan. An employee who is not an executive officer or director of Paper Warehouse generally will not be deemed to be an "affiliate" of Paper Warehouse. Our executive officers and directors hold none of the shares covered by this reoffer prospectus.

                              PLAN OF DISTRIBUTION

         We are registering the resale of 9,246 shares of our common stock on behalf of certain selling shareholders. We issued all of the shares in connection with our purchases under our Amended and Restated 1998 Employee Stock Purchase Plan. We will not receive any proceeds from this offering.

         The selling shareholders or pledgees, donees, transferees, assigns or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this reoffer prospectus may sell any or all of their shares from time to time on any stock exchange, market or trading facility on which the shares are traded or in private transactions. All of such persons are "selling shareholders" as that term is used in this reoffer prospectus. These sales may be at fixed or negotiated prices. The selling shareholders may effect such transactions by selling the shares in one or more, or a combination, of the following:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this reoffer prospectus;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         -    privately negotiated transactions;

         - broker-dealers may agree with the selling shareholder to sell a specified number of the shares at a stipulated price per share; and

         -    any other method permitted under applicable law.

         In addition, any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

         To the extent required, this prospectus may be amended or supplemented from time to time in the manner discussed below to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

         The selling shareholders may also enter into the hedging transactions similar to the following with broker-dealers in connection with distributions of the shares:

         - short sales against the box in the course of hedging the positions they assume with selling shareholders;

         - sell shares short and redeliver the shares to close out such short positions;

         - options, puts, calls or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, and the broker-dealer then reselling or otherwise transferring such shares pursuant to this reoffer prospectus;

         -    loan or pledge the shares to a broker-dealer; and

         - the broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this reoffer prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders have advised Paper Warehouse that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling shareholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders.

Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this reoffer prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this reoffer prospectus to purchasers at or prior to the time of any sale of the shares. Such delivery may include delivery through the facilities of the Nasdaq SmallCap Market pursuant to Rule 153 under the Securities Act.

         We will file a supplement to this reoffer prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         - the name of each such selling shareholder and of the participating broker-dealer(s);

         -    the number of shares involved;

         -    the price at which such shares were sold;

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         -    other facts material to the transaction.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota, will pass upon certain legal matters in connection with this offering for us.

                                     EXPERTS

         The consolidated financial statements of Paper Warehouse, Inc. as of January 28, 2000 and for the year ended January 28, 2000, have been incorporated by reference in this reoffer prospectus in the Registration Statement in reliance upon the report of Grant Thornton LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Paper Warehouse, Inc. as of January 29, 1999, and for each of the years in the two-year period ended January 29, 1999 have been incorporated by reference in this reoffer prospectus in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  9,246 SHARES



                              PAPER WAREHOUSE, INC.


                                  COMMON STOCK


                              --------------------

                               REOFFER PROSPECTUS

                              --------------------



                              --------------------
                                 AUGUST 9, 2000

                              --------------------

                                     PART II

                            INFORMATION NOT REQUIRED
                                IN THE PROSPECTUS

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Paper Warehouse, Inc. (File No. 0-23389) with the SEC are incorporated by reference in this Registration
Statement:

         (1) Our latest Annual Report on Form 10-K for the fiscal year ended January 28, 2000, including the portions incorporated by reference from our proxy statement in connection with our 2000 annual meeting of shareholders;

         (2) All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since January 28, 2000, including our quarterly report on Form 10-Q for the quarter ended April 28, 2000; and

         (3) The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on November 18, 1997 under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the securities that may be offered under the Paper Warehouse, Inc. Amended and Restated 1998 Employee Stock Purchase Plan will be passed upon for Paper Warehouse by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Paper Warehouse's Articles of Incorporation limit the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act. Specifically, directors of Paper Warehouse will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to Paper Warehouse or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by Paper Warehouse's Articles of Incorporation.

         Minnesota Statutes, Section 302A.521 provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights. Paper Warehouse's Articles of Incorporation and Bylaws also require Paper Warehouse to provide indemnification to the fullest extent of the Minnesota indemnification statute.

         Paper Warehouse also maintains a directors and officers insurance policy pursuant to which directors and officers of Paper Warehouse are insured against liability for certain actions in their capacity as directors and officers.

ITEM 7.  EXEMPTIONS FROM REGISTRATION CLAIMED.

         Any restricted securities to be offered or resold pursuant to this registration statement were issued pursuant to an exemption under Section 4(2) of the Securities Act, as a non-public offering of securities.

ITEM 8.  EXHIBITS.


EXHIBIT NO.                IDENTIFICATION OF EXHIBIT
-----------                -------------------------

5.1                        Opinion of Oppenheimer Wolff & Donnelly LLP (filed herewith).

23.1                       Consent of Grant Thornton LLP (filed herewith).

23.2                       Consent of KPMG LLP (filed herewith).

23.3                       Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).

24.1                       Power of Attorney (included on page 20 of this Registration Statement).

---------------------------------


ITEM 9.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

                      PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
                      (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
                      Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
              Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to
              Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 9, 2000.

                                PAPER WAREHOUSE, INC.

                                By:
                                   ---------------------------------------------
                                    Yale T. Dolginow
                                    President and Chief Executive Officer
                                    (principal executive officer)


                                By:
                                   ---------------------------------------------
                                    Cheryl W. Newell
                                    Vice President and Chief Financial Officer
                                    (principal financial officer)


                                By:
                                   ---------------------------------------------
                                    Diana G. Purcel
                                    Controller
                                    (principal accounting officer)

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Yale
T. Dolginow and Cheryl W. Newell, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on August 9, 2000 by the following persons in the capacities indicated.


SIGNATURE                                                    TITLE
---------                                                    -----


----------------------------------                           President and Chief Executive Officer
Yale T. Dolginow                                             and Director, Chairman of the Board


----------------------------------
Diane C. Dolginow                                            Secretary and Director


----------------------------------
Arthur H. Cobb                                               Director


----------------------------------
Marvin W. Goldstein                                          Director


----------------------------------
Martin A. Mayer                                              Director


----------------------------------
Jeffrey S. Halpern                                           Director


----------------------------------
Richard W. Perkins                                           Director


----------------------------------
Cheryl W. Newell                                             Vice President and Chief Financial Officer


----------------------------------
Diana G. Purcel                                              Controller

                                INDEX TO EXHIBITS


NO.                              ITEM                            METHOD OF FILING
---                              ----                            ----------------

5.1       Opinion of Oppenheimer Wolff & Donnelly LLP............Filed herewith.

23.1      Consent of Grant Thornton LLP..........................Filed herewith

23.2      Consent of KPMG LLP....................................Filed herewith.

23.3      Consent of Oppenheimer Wolff & Donnelly LLP............Included in Exhibit 5.1.

24.1      Power of Attorney......................................Included on page 20 of this Registration
                                                                 Statement.